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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)

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                  Rule 14a-6(e)(2))
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         | |      Soliciting Material Pursuant to Rule 14a-12

                             Post Properties, Inc.
               (Name of Registrant as Specified in Its Charter)


   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

     [Letter dated April 24, 2003 from counsel for Post Properties, Inc. to counsel for John Williams responding to letter dated April 22, 2003 from John Williams to the Board of Directors of Post Properties, Inc.]


                [Letterhead of Skadden, Arps, Slate, Meagher, & Flom LLP]




                                                              April 24, 2003


            BY FAX
            AND FEDERAL EXPRESS

            Leonard A. Silverstein, Esq.
            McKenna Long & Aldredge, LLP
            303 Peachtree Street
            Atlanta, Georgia  30308

            Dear Len:

                        I am writing in connection with the letter dated April
            22, 2003 (the "April 22 Letter") from your client, John Williams, to members of the Board of Directors of my client, Post Properties, Inc. (the "Company").

                        While the April 22 Letter is lengthy, it seems to focus
            on two particular issues: first, Board approval of the departures of Greg Fox and Doug Gray, and second, the Company's public announcement of such departures. Let me respond to both.

                        With regard to the first issue, on April 14, 2003,
            there was a telephonic meeting of the Company's Board of Directors. With the exception of Arthur Blank, all directors (including Mr. Williams) participated in the Board meeting. David Stockert, the Company's Chief Executive Officer, discussed the status of the departures of Messrs. Fox and Gray, and reviewed in detail the termination arrangements being discussed with each of them. Mr. Stockert also noted that prior to entering into termination discussions with Messrs. Fox and Gray, he had consulted with each member of the Board's Compensation Committee concerning their departures and the proposed terms of their termination arrangements. Mr. Stockert then responded to questions from the directors, including Mr. Williams. Following Mr. Stockert's presentation and Board discussion, all directors present, except for Mr. Williams, approved resolutions delegating to Mr. Stockert the authority to terminate the employment of Messrs. Fox and Gray, ratified, confirmed and approved all actions previously taken by Mr. Stockert in connection with such terminations, and delegated to Mr. Stockert authority to negotiate severance/termination agreements with Messrs. Fox and Gray on terms similar to those described by Mr. Stockert to the Board at that meeting. Mr. Williams voted against the resolutions, stating that he "objected to the way this was handled."

                        Mr. Williams' assertion in the April 22 Letter that Mr.
            Stockert and Bob Goddard, the Company's Chairman, "terminated Mr. Fox [and] Mr. Gray without Board approval" is simply incorrect.

                        With regard to the second issue, I remind you that on
            April 9, 2003, the Company issued a press release announcing that Messrs. Fox and Gray would be leaving the Company shortly, and that both had agreed to continue in their current roles until their successors had been identified. This announcement was timely and was made on April 9 because Mr. Williams, in an effort to manufacture an issue and gain some perceived advantage in the proxy contest, had been selectively leaking incorrect information to the media.

                        Finally, the April 22 Letter cites certain "rumors" and
            demands responses. I am sure you can understand that this is not a productive use of anyone's time.

                                                      Sincerely,



                                                      /s/ Daniel E. Stoller
                                                      Daniel E. Stoller


            cc:      Mr. David P. Stockert
                     Mr. Robert C. Goddard, III
                     Ms. Sherry W. Cohen
                     John L. Latham, Esq.